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                                                                EXHIBIT (c)(3)



                              [AMATI LETTERHEAD]

Texas Instruments Inc.                                             July 22, 1997
7829 Churchill Way
Mail Station 3995
Dallas, TX 75261

                           CONFIDENTIALITY AGREEMENT
                           -------------------------


Ladies and Gentlemen:

In connection with your possible interest in an acquisition or other business combination (the "Transaction") involving Amati Communications Corporation ("Amati" or the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents of your potential sources of financing for the Transaction (collectively "your Representatives") and all analysis, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you hereby agree that:

     1. You and your Representatives (i) will keep the information confidential and will not (except as permitted by paragraph 3 below), without our prior written consent, disclose any information in any manner whatsoever, and (ii) will not use any information other than in connection with the Transaction; provided, however, that you may reveal the information to your Representatives (a) who need to know this information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the information and (c)





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Texas Instruments Inc.
July 22, 1997
Page 2

          who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

     2. You and your Representatives will not (except as permitted by paragraph 3 below), without our prior written consent, disclose to any person the fact that the information exists or has been made available, that you are considering the Transaction or any transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

     3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of the letter agreement, you will furnish only that portion of the information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.

     4. At any time upon the request of the Company or any of our Representatives, and in any event upon your decision not to proceed with a Transaction, you will either (i) promptly destroy all copies of the written information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written information in you or your Representatives' possession. Any oral information will continue to be subject to the terms of this letter agreement.

     5. You acknowledge that neither we, nor DMG or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the information, and you agree that no such person will have any liability relating to the information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

     6. You agree that, for a period of two years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her
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Texas Instruments Inc.
July 22, 1997
Page 3

    own initiative without any direct or indirect solicitation by or encouragement from you (excluding generalized solicitation by advertisement or other method).

 7. You agree that, for a period of two years from the date of this Confidentiality Agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or the Company's Board of
    Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor corporation; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the Rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the Company or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) request the Company or any of the Company's Representatives to amend or waive any provision of this paragraph 7; provided that the foregoing provisions shall not preclude you from submitting any offer to acquire the Company or voting securities thereof in response to any publicly announced transaction or proposed acquisition of the Company by a third party. You will promptly advise the Company of any inquiry or proposal made to it with respect to any of the foregoing.

 8. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by your or by your Representatives, then you will reimburse the company for its legal expenses incurred in connection with all such litigation.

 9. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

 10.This letter agreement will by governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of that State and executed in and to be performed in that State.

 11.This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

 12.This letter agreement shall terminate on the earlier of the consummation of the Transaction by you or your affiliates or the second anniversary of the date hereof.
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Texas Instruments Inc.
July 22, 1997
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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.



                                   Sincerely,

                                   Amati Communications Corporation



                                   By: /s/ JAMES STEENBERGEN
                                      --------------------------------
                                   Name:  James Steenbergen
                                        ------------------------------
                                   Title: President & CEO
                                         -----------------------------


Accepted and Agreed as of the date
first written above:


       Texas Instruments Inc.
----------------------------------------


By: /s/ CHARLES D. TOBIN
   -------------------------------------
Name:  Charles D. Tobin
     -----------------------------------
Title: Vice President Corporate Staff,
      ----------------------------------
      Manager, Corporate Development